Exhibit(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Portfolio Trust (formerly Scudder Portfolio Trust) on Form N-1A ("Registration Statement") of our report dated March 28, 2006, relating to the financial statements and financial highlights which appears in the January 31, 2006 Annual Report to Shareholders of DWS Core Plus Income Fund (formerly Scudder Income Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm and Reports to Shareholders", "Financial Statements" and "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2006